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                                  Exhibit 99.1




                      FOR IMMEDIATE RELEASE - JUNE 18, 1998



         SADDLE BROOK, NEW JERSEY.....................ALEXANDER'S, INC.
(NYSE:ALX) today announced it has increased its interest in the Kings Plaza Mall (the "Mall") to 100% by acquiring Federated Department Store's 50% interest. The purchase price is approximately $28,000,000. Alexander's has owned a 50% interest in the Mall since it was built in 1970.

         The two-level Mall contains approximately 430,000 square feet and is part of the Kings Plaza Shopping Center (the "Center"). The Center, which contains approximately 1.1 million square feet of retail space and a five-level parking structure, is located at the intersection of Flatbush Avenue and Avenue U in Brooklyn, NY. In addition to owning the Mall, Alexander's owns one of the Center's anchor stores, which is principally leased to Sears. The other anchor store is owned by Federated and operated as a Macy's department store.

         In connection with the acquisition, Alexander's has completed a $120 million three-year mortgage loan with Union Bank of Switzerland, of which approximately $15 million will be advanced in the future to partially fund a renovation of the Mall, as will approximately $15 million for the refurbishment of the Macy's store. The loan is secured by the Kings Plaza Mall and the anchor store and bears interest at LIBOR plus 1.25%.

         Alexander's Inc. is a real estate company which has nine properties in the greater New York City metropolitan area.



         Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors and a change in retailer or consumer acceptance of products and services.



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